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                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                   Year Ended December 31,                 Ended
                                                        1993       1994       1995       1996       1997    6/30/98
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .    $ 74,121   $ 63,805   $ 61,836   $ 52,147   $ 45,540   $ 39,891
  Interest on Other Long-term Debt. . . . . . . .      24,510     21,453     23,193     27,045     29,620     33,174
  Interest on Short-term Debt . . . . . . . . . .       1,122        992      2,658      4,006      4,519      5,570
  Miscellaneous Interest Charges. . . . . . . . .       2,958      5,140      7,126      3,705      4,464      4,690
  Estimated Interest Element in Lease Rentals . .      15,300     13,900     50,700     53,200     52,900     52,900
       Total Fixed Charges. . . . . . . . . . . .    $118,011   $105,290   $145,513   $140,103   $137,043   $136,225

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .    $185,770   $162,626   $189,447   $217,655   $208,689   $206,274
  Plus Federal Income Taxes . . . . . . . . . . .      64,244     74,822     93,699    117,243    121,559    119,965
  Plus State Income Taxes . . . . . . . . . . . .       2,626      3,375      1,618      2,252      2,655      2,467
  Plus Fixed Charges (as above) . . . . . . . . .     118,011    105,290    145,513    140,103    137,043    136,225
       Total Earnings . . . . . . . . . . . . . .    $370,651   $346,113   $430,277   $477,253   $469,946   $464,931

Ratio of Earnings to Fixed Charges. . . . . . . .        3.14       3.28       2.95       3.40       3.42       3.41
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